Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Valley National Bancorp	State Bancorp, Inc.
	Dianne M. Grenz, FVSP	Anthony J. Morris
	Director of Marketing &	Chief Marketing &
	Public Relations	Corporate Planning Officer
	973-305-4005	516-495-5098

VALLEY NATIONAL BANCORP TO ACQUIRE STATE BANCORP, INC AND BECOME

THE 37th LARGEST U.S. PUBLICLY TRADED COMMERCIAL BANK

WAYNE, N.J. – Thursday, April 28, 2011 – The Boards of Directors of Valley National Bancorp (NYSE:VLY) (“Valley”) and State Bancorp, Inc. (Nasdaq:STBC) (“State”) announced today that the companies have entered into a merger agreement whereas the shareholders of State Bancorp will receive a fixed one for one exchange ratio for Valley National Bancorp common stock, after adjusting for Valley’s recently declared five percent stock dividend. The transaction is valued at an estimated $222 million, based on Valley’s average ten day closing stock price between April 14, 2011 through April 28, 2011, adjusted for the stock dividend payable on May 20, 2011.

State, with $1.6 billion in assets, $1.1 billion in loans, and $1.3 billion in deposits, covering four New York counties, has a 17 branch network and will provide an entrée into Long Island for Valley, creating a strong metropolitan regional commercial bank. State’s attractive demographic concentration in Manhattan, Queens, Nassau and Suffolk counties and experienced management team will expand the footprint of Valley’s penetration into this contiguous market.

The merger with State is a non-taxable transaction that is expected to make Valley the 37th largest U.S. publicly traded commercial bank. The combined bank will have approximately $16.0 billion in assets, $10.5 billion in loans, $11.0 billion in deposits, 215 branches covering 16 counties from northern and central New Jersey to central Long Island, including Manhattan, Brooklyn and Queens.

“Valley has always employed a highly focused growth strategy based on creating long-term shareholder value,” remarked Valley Chairman, President & CEO Gerald H. Lipkin. Mr. Lipkin added, “State shares a similar corporate culture to Valley with its middle market commercial corporate emphasis. Tom O’Brien, with the support of the State Bancorp Board of Directors, has done an excellent job of revitalizing the State franchise over the past five years and we are excited about his team, competitive positioning and attractive client base. With this merger, we add another attractive and well-positioned institution with tremendous potential in a region with very strong demographics. Together we will be able to do even more for our communities as a larger and more heavily capitalized institution.”

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com

The Boards of Directors of both companies have unanimously approved the transaction. Transaction closing is anticipated early in the fourth quarter of 2011, subject to approvals from regulators and other customary conditions.

Commenting on the announcement, State Bancorp’s President & CEO Thomas M. O’Brien stated, “The combination with Valley presents several unique financial and strategic opportunities for both our shareholders and customers. The shareholders of State Bancorp are receiving an attractive premium to the recent market price, an expected increase in cash dividends and the opportunity to invest in one of the region’s premier banking franchises for long term growth. Our customers will continue to enjoy the benefit of State Bank’s commitment to personal service with the same people that serve them today in all of the same locations. In addition, Valley brings a significantly wider array of consumer products and services to the State Bank customers including a complete menu of home mortgage, auto and personal loans. State Bank has created a compelling franchise in one of the nation’s most attractive demographic markets. The ever increasing regulatory and compliance costs and complexity are making it more difficult for the traditional community bank to independently produce long term attractive returns to shareholders. This transaction combines two extremely well-capitalized and profitable banking companies who are both deeply relationship focused into one $16 billion competitive force that will continue to grow and serve the Long Island marketplace for years to come. In addition, with a projected capital base in excess of $1.5 billion Valley offers significantly greater lending capacity in this highly competitive market.”

State Bank’s headquarters in Long Island is slated to become Valley’s Long Island Regional Office. As is the case with Valley’s other regional lending divisions throughout New Jersey and the boroughs of New York, the Bank’s regional lending and decision making will be made by local lenders based in Long Island.

Terms of Agreement

Under the terms of the definitive agreement signed by the companies, each State Bancorp stockholder will receive one share of Valley National Bancorp common stock.

Valley has successfully completed six bank and branch network acquisitions over the last ten years. Each merger was completed seamlessly, efficiently and with no disruption to the existing customer service.

Combination of Strong and Well-Capitalized Banks

The transaction with State has similar characteristics to the whole-bank deals undertaken by Valley throughout its history. It is designed to deliver profitable growth while maintaining superior credit quality and a well-capitalized balance sheet. Selected data for the combined entity, on a pro-forma basis as of March 31, 2011, include:

•	$16 billion in assets

•	More than $10 billion in loans

•	215 branches in New Jersey, Manhattan, Brooklyn, Queens, Nassau and Suffolk counties

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com

•	Above “well-capitalized” bank regulatory ratio minimums

This transaction is expected to be accretive to income in less than one year.

Transaction Summary

Following are selected terms and metrics associated with the transaction:

•	Purchase price represents a fixed one for one exchange ratio, after adjusting for Valley’s recently declared five percent stock dividend

•	Total transaction value of approximately $222 million plus the redemption of $37 million in TARP preferred stock

•	Tangible book value premium of 185 percent exclusive of purchase accounting adjustments

•	8.6 percent deposit premium

Valley was advised by the investment baking firm of MG Advisors, Inc., as well as the law firm of Day Pitney LLP. State was advised by the investment banking firm of Sandler O’Neill & Partners, L.P., as well as the law firm of Arnold & Porter LLP.

Investor Conference Call

Executives from Valley and State will host a conference call with investors and the financial community at 10:00 AM Eastern Standard Time, on Friday, April 29, 2011 to discuss this transaction. Those wishing to participate in the call may dial toll-free (800) 230-1951. Investor presentation materials on this transaction will be made available prior to the conference call at www.valleynationalbank.com.

About Valley

Valley is a regional bank holding company with over $14 billion in assets, headquartered in Wayne, New Jersey. Its principal subsidiary, Valley National Bank, currently operates 198 branches in 134 communities serving 14 counties throughout northern and central New Jersey, Manhattan, Brooklyn and Queens. Valley National Bank is the largest commercial bank headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. Valley National Bank offers a wide range of deposit products, mortgage loans and cash management services to consumers and businesses including products tailored for the medical, insurance and leasing business. Valley National Bank’s comprehensive delivery channels enable customers to bank in person, by telephone or online.

For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call our 24/7 Customer Service Center at 800-522-4100.

About State Bank

State Bancorp, Inc. is the holding company for State Bank of Long Island. In addition to its seventeen branches located in Nassau, Suffolk, Queens and Manhattan, the Bank maintains its corporate

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com

headquarters in Jericho. The Bank has built a reputation for providing high-quality personal service to meet the needs of our diverse client base which includes commercial real estate owners and developers, small to middle market businesses, professional service firms, municipalities and consumers. The Bank maintains a web site at www.statebankofli.com with corporate, investor and branch banking information.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed merger, Valley intends to file a proxy statement/prospectus with the Securities and Exchange Commission. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the registration statement (when available) and other documents filed by Valley with the Commission at the Commission’s web site at www.sec.gov. These documents may be accessed and downloaded for free at Valley’s web site at http://www.valleynationalbank.com/filings.html or by directing a request to Dianne M. Grenz, First Senior Vice President, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-3380.

Participants in the Solicitation

This communication is not a solicitation of a proxy from any security holder of State Bancorp. However, Valley, State Bancorp, their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies from State Bancorp’s shareholders in respect of the proposed transaction. Information regarding the directors and executive officers of Valley may be found in its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders, which was filed with the Commission on March 11, 2011 and can be obtained free of charge from Valley’s website. Information regarding the directors and executive officers of State Bancorp may be found in its definitive proxy statement relating to its 2011 Annual Meeting of Shareholders, which was filed with the Commission on March 25, 2011 and can be obtained free of charge from State Bancorp’s website. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com

may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: failure to obtain shareholder or regulatory approval for the merger of State Bancorp with Valley or to satisfy other conditions to the merger on the proposed terms and within the proposed timeframe including, without limitation, the purchase from the United States Department of the Treasury of each share of State Bancorp’s Series A Preferred Stock issued under the Treasury’s Capital Purchase Program; the inability to realize expected cost savings and synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated; changes in the estimate of non-recurring charges; costs or difficulties relating to integration matters might be greater than expected; material adverse changes in Valley’s or State Bancorp’s operations or earnings; the inability to retain State Bancorp’s customers and employees; or a decline in the economy in Valley’s primary market areas, mainly in New Jersey and New York, as well as the risk factors set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2010. Valley assumes no obligation for updating any such forward-looking statement at any time.

1455 Valley Road, Wayne, NJ 07470      phone: 973-305-3380      fax: 973-696-2044      www.valleynationalbank.com